EXHIBIT 99.1

NEWS RELEASE	NYSE:LDG

Contact: Phyllis Proffer

925-979-3979

Longs Drug Stores Announces Karen Stout

Executive Vice President and Chief Operating Officer

WALNUT CREEK, CA (April 26, 2006) – Longs Drug Stores Corporation (NYSE:LDG) today announced that Karen Stout has been named Executive Vice President and Chief Operating Officer, effective May 15, 2006. Reporting directly to Warren F. Bryant, Chairman, President and Chief Executive Officer, Stout will be responsible for store operations, marketing, merchandising, construction and loss prevention at Longs Drugs.

Stout has more than 27 years of retail experience. Immediately prior to joining Longs Drugs, Stout served as Executive Vice President, Merchandising for BJ’s Wholesale Club, Inc. Prior to her most recent position, Stout was President of two divisions of the Atlantic & Pacific Tea Company. From 1978 to 2000, Stout was employed by Harris Teeter Supermarkets, Inc., where she advanced through a succession of management positions, rising to Senior Vice President, Operations in 1997. Stout earned a Bachelor’s degree from the University of North Carolina and an MBA from Queens College.

About Longs Drug Stores

Headquartered in Walnut Creek, California, Longs Drug Stores Corporation (NYSE: LDG) is one of the most recognized retail drug store chains on the West Coast and in Hawaii. With 477 stores, Longs Drugs provide expert pharmacy services and a wide assortment of merchandise focusing on health, wellness, beauty and convenience. Longs also provides pharmacy benefit management services and Medicare beneficiary prescription drug plans through its wholly-owned subsidiary, RxAmerica, LLC. Additional information about Longs and its services is available at www.longs.com and more information about RxAmerica is available at www.rxamerica.com.

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